Exhibit 99.1

DRAFT

May 19, 2008

Contact:

Wayne E. Travers Jr.

203-378-1152 ext. 111

Wise Metals Group LLC Announces

First Quarter Results

•	Sales increased 25% to $315.7 million driven by overseas can sheet volumes

•	Revolving credit line increased to $300 million to facilitate continued growth

•	First quarter Adjusted EBITDA increases 212% versus 2007 to $15.6 million

BALTIMORE, Md. — Company officials announced today that consolidated shipments increased 23 percent in the first quarter of 2008 versus the first quarter of 2007, including a 46-percent increase of can sheet shipments at Wise Alloys somewhat offset by a decrease in shipments of commercial products while shipments of scrap at Wise Recycling increased 51 percent over the same period.

Overall shipments in the first quarter of 2008 totaled 208.8 million pounds compared to 169.3 million for the same period in 2007. Higher levels of can sheet volumes and shipments at Wise Recycling contributed to the increase.

The increase in can sheet shipment volumes was due to higher shipments for new foreign contract can sheet business as well as increased shipment levels for all domestic can sheet customers.

Sales increased by 25 percent to $315.7 million for the quarter ended March 31, 2008, compared to $252.5 million for the same period in 2007.

Including a $4.2 million unfavorable impact for FAS 133 (Accounting for Derivative Instruments and Hedging Activities) and a $7.5 million unfavorable adjustment for LIFO, net loss for the first quarter of 2008 was $8.3 million. This compares to a net income of approximately $3.6 million in the first quarter of 2007, which includes an $11.0 million favorable impact for FAS 133. After adjusting for FAS 133 and LIFO, net income for the first quarter of 2008 would have been $3.4 million, compared to, on the same basis, a loss of $7.5 million in the first quarter of 2007, reflecting an improvement of $10.9 million.

Adjusted EBITDA for the first quarter of 2008 was $15.6 million compared to $5.0 million for the first quarter of 2007, an increase of $10.6 million or 212%.

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Interest costs for the first quarter of 2008 of $8.7 million reflect a decrease of $0.4 million over the first quarter of 2007.

As previously announced, with a new commitment from the Retirement Systems of Alabama (RSA) for up to $100 million, Wise Metals expanded its existing $207.5 million revolving credit agreement. The new revolver currently allows for drawings up to $278 million with a Wise option to increase to $300 million. Terms of the agreement include an extension to May 2010. The lead agent bank of the newly expanded revolver remains Wachovia Capital Finance with other major financial institutions continuing as participants adding both the Employees’ Retirement System of Alabama and the Teachers’ Retirement System of Alabama.

“With our continuing partnership with the RSA, we were able to position ourselves to expand globally into a growing overseas market for aluminum beverage cans, especially can ends,” commented Wise Metals Group chairman and chief executive officer, Mr. David D’Addario.

Wise recently signed a number of long-term contracts with several global leaders in the aluminum beverage can packaging industry to supply can sheet to overseas locations. Many of these same customers also maintain leadership positions domestically.

“We have focused our manufacturing capabilities to take advantage of our leadership position in coated can stock,” added Mr. Danny Mendelson, Chief Strategic Officer. “This market is very much capacity constrained and in high demand, especially overseas. These opportunities to supply on a global basis are a direct result of our long-standing efforts to develop partnership-type relationships with our domestic can sheet customers, all of which have significant global market presence.”

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

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Wise Metals Group LLC

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three months ended March 31,
	2008	2007
Net Sales	$315,663	$252,515
Cost of sales	308,068	247,849

Gross profit	7,595	4,666
Operating expenses:
Selling, general, and administrative	2,919	3,014

Operating income	4,676	1,652
Other income (expense):
Interest expense and fees	(8,746)	(9,106)
Unrealized (loss) gain on derivative instruments	(4,217)	11,019

Net (loss) income	$(8,287)	$3,565

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Wise Metals Group LLC

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)	Audited
Assets
Current assets:
Cash and cash equivalents	$1,707	$1,447
Broker deposits	1,569	902
Accounts receivable, less allowance for doubtful accounts ($531 in 2008 and $531 in 2007)	130,403	77,526
Inventories	232,410	165,791
Fair value of contracts under SFAS 133	1,403	4,153
Other current assets	3,192	3,765

Total current assets	370,684	253,584
Non-current assets:
Property and equipment, net	92,091	92,184
Other assets	7,038	7,368
Goodwill	283	283

Total non-current assets	99,412	99,835

Total assets	$470,096	$353,419

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$169,652	$103,235
Current portion of long-term debt	4,369	4,276
Borrowings under revolving credit facility	204,795	147,778
Fair value of contracts under SFAS 133	1,912	353
Accrued expenses, payroll and other	20,242	15,557

Total current liabilities	400,970	271,199
Non-current liabilities:
Term loans, less current portion	23,495	24,463
Senior notes	150,000	150,000
Accrued pension and other post retirement obligations	3,284	3,284
Other liabilities	954	1,616

Total non-current liabilities	177,733	179,363
Commitments and contingencies	—	—
Redeemable preferred membership interest (liquidation preference of $78,750)	77,757	75,828
Members’ deficit
Members’ deficit	(186,242)	(176,557)
Accumulated other comprehensive (loss) income	(122)	3,586

Total members’ deficit	(186,364)	(172,971)

Total liabilities, redeemable preferred membership interest and members’ deficit	$470,096	$353,419

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Wise Metals Group LLC

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three months ended March 31,
	2008	2007
Cash flows from operating activities
Net (loss) income	$(8,287)	$3,565
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,454	3,346
Amortization of deferred financing fees	571	479
LIFO provision	7,500	—
Unrealized losses (gains) on derivative instruments	4,217	(11,019)
Changes in operating assets and liabilities:
Broker deposits	(667)	4,569
Accounts receivable	(52,877)	13,183
Inventories	(74,119)	(37,811)
Other current assets	573	864
Accounts payable	66,417	2,785
Accrued expenses, payroll and other	697	3,780

Net cash used in operating activities	(52,521)	(16,249)
Cash flows from investing activities
Purchase of equipment	(3,361)	(3,228)

Net cash used in investing activities	(3,361)	(3,228)
Cash flows from financing activities
Net issuance of short-term borrowings	57,017	6,644
Proceeds from sale-financing transaction	—	14,950
Payments on long-term obligations	(875)	(2,027)

Net cash provided by financing activities	56,142	19,567

Net increase in cash and cash equivalents	260	90
Cash and cash equivalents at beginning of period	1,447	2,280

Cash and cash equivalents at end of period	$1,707	$2,370

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended March 31,
	2008	2007
Net (loss) income	$(8,287)	$3,565
Interest expense and fees	8,746	9,106
Depreciation and amortization	3,454	3,346
LIFO Adjustment	7,500	—
Unrealized loss (gain) on derivative instruments	4,217	(11,019)

Adjusted EBITDA	$15,630	$4,998

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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